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                                                             EXHIBIT 99(d)(2)


                      [HUSSMANN INTERNATIONAL INC. LETTERHEAD]



                                       April 18, 2000


STRICTLY CONFIDENTIAL
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Ingersoll-Rand Company
200 Chestnut Ridge Road
Woodcliff Lake, New Jersey 07675


Attention: Herbert L. Henkel

Gentlemen:

     You have indicated an interest in a potential transaction with Hussmann International, Inc. (the "Company"). In connection with your analysis of a possible transaction with the Company, you have been or will be provided certain oral and written information concerning the Company from directors, officers, employees, representatives, advisors and/or agents of the Company and its affiliates (collectively, the "Disclosing Parties"). In consideration of the Disclosing Parties furnishing you with such information, the Company requests your agreement to the following (it being understood that you are agreeing to cause your Representatives (as defined below) to comply with the provisions hereof):

     1. The Evaluation Material (as defined below) will be used solely for the purpose of evaluating a possible transaction between the Company and you. Until the end of a two-year period commencing on the date of this agreement, all the Evaluation Material will be kept confidential by you and your Representatives and shall not be disclosed directly or indirectly, in whole or in part, by you or your Representatives, to any other person or entity, except that you may disclose the Evaluation Material or portions thereof to those of your directors, officers, employees, representatives, advisors and agents (the persons to whom such disclosure is permissible being collectively called "Representatives") who need to know such information for the purpose of evaluating a possible transaction unless otherwise restricted by paragraph 2 hereof.

     2. The Company and you agree that, in the event that you receive Evaluation Material containing or otherwise reflecting information concerning pending proposals by the Company, such Evaluation Material will not be provided to employees of your company who are directly responsible for activities by you that are competitive with the Company.


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     3. You agree that you will inform each of your Representatives who have, or will have, access to any or all of the Evaluation Materials, of the existence and content of this agreement, and will take all reasonable action necessary to cause such Representatives to observe the requirements of this agreement. In any event, you agree to be responsible to the Company for any breach of this agreement by any of the Representatives. In the event that you or any of the Representatives are legally compelled to disclose any of the Evaluation Material, you or such Representative, as the case may be, shall provide prompt prior written notice of such compulsion to General Counsel of the Company, so that the Company may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the terms of this agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, you or such Representative, as the case may be, may disclose to any tribunal only that portion of the Evaluation Material that you are advised by counsel is legally required to be disclosed and you shall exercise reasonable efforts to obtain reliable assurance that confidential treatment required hereby will be accorded such Evaluation Material; and you shall not be liable for such disclosure unless such disclosure to such tribunal was caused by or resulted from a previous disclosure by you or any Representative not permitted by this agreement.

     4. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the irreparable damage that could result to the Company if information contained therein is used or disclosed to any third party in violation of this agreement. Notwithstanding the other provisions hereof, you agree that the Evaluation Material will not be used by you or any of your Representatives in any way detrimental to the Company, including, without limitation, to the competitive disadvantage of the Company.

     5. The term "Evaluation Material" as used in this agreement shall mean all information and documents, whether in written or oral form, that any Disclosing Party furnishes or otherwise discloses to you or any of the Representatives, whether furnished or otherwise disclosed before, on or after the date of this agreement, together with all analyses, compilations, studies or other documents, records or data prepared by you or any of the Representatives which contain or otherwise reflect or are generated from such information and documents. The term "Evaluation Material" does not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by you or any of your Representatives) or (ii) at the time of disclosure or thereafter is available to you on a nonconfidential basis from a source other than a Disclosing Party, that is not and would not be bound by an obligation of confidentiality with any Disclosing Party or otherwise prohibited from transmitting the information to you on a nonconfidential basis by a contractual, legal or fiduciary obligation or
(iii) has been or is independently acquired or developed by you without violation of any obligations under this agreement or (iv) has been or is disclosed to you by the Company in pursuing a business relationship regarding internet home delivery or any other business opportunities of mutual interest, it being understood that obligations with respect to information furnished in any such pursuit shall be governed by other agreements between us.

     6. If a transaction with the Company is not consummated by you or if the Company so requests at any time, you will promptly destroy all copies of the Evaluation


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Material whether or not then in your possession or in the possession of any the Representatives, and any copies, notes, extracts or other reproduction thereof, without retaining any copy thereof. An executive officer of your company will certify to us in writing that the materials have been destroyed.

     7. You will not, and will direct and cause the Representatives not to, without the prior written consent of the Company, disclose to any person either the fact that any investigations, discussions or negotiations are taking place concerning a possible transaction between the Company and you, or that you have requested or received Evaluation Material from any Disclosing Party, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

     8. It is understood that all communications regarding this possible transaction and requests for additional information will be submitted or directed to J. Larry Vowell or his designee. You further agree that, without the prior written consent of the Company, for a period of one year from the date hereof, you and/or any of your Representatives will not solicit to employ any of the employees of the Company or any of its subsidiaries and with whom you have contact by reason of your investigation of the Company other than any such employee who has been terminated by the Company or its subsidiaries prior to the commencement of employment discussions between you and such employee; provided that you shall not be restricted in any general solicitation of employees or public advertising of employment opportunities (including the use of employment agencies) and you shall not be restricted in hiring any person who responds to such general solicitation or public advertising.

     9. You understand and acknowledge that none of the Company nor any of its respective directors, officers, stockholders, employees, owners, affiliates, representatives, advisors or agents is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and none of the Company nor any of its respective directors, officers, stockholders, employees, owners, affiliates, representatives, advisors, or agents will have any liability to you or any other person resulting from use of the Evaluation Material by you and any of your Representatives.

    10. For a period of two years from the date of this Agreement, you and your Representatives and affiliates shall not, directly or indirectly, and you shall cause any person or entity controlled by you not to, without prior written consent of the Board of Directors of the Company, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its affiliates, (ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its affiliates, (iii) make, or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any voting securities of the Company or any of its affiliates, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan


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or arrangement inconsistent with the foregoing, or (vii) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (a) request the Company (or its representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), (b) take any action which might require the Company or any of its affiliates to make a public announcement with respect to any matters covered by this Agreement or (c) communicate with the Company's shareholders. The provisions of this paragraph 10 shall not be operative in the event that the Company enters into a definitive agreement the consummation of which would result in a third party owning 50% or more of the outstanding common stock of the Company or any successor to the Company. You further agree that you will not purchase any of our securities in violation of the federal securities laws.

    11. You also understand and agree that no contract or agreement providing for a transaction shall be deemed to exist between you and the Company and/or any affiliate of the Company unless and until a definitive agreement has been executed and delivered by you and each of the other parties thereto, and you hereby waive, in advance, any claims (including, without limitation, breach or contract) in connection with a transaction unless and until a definitive agreement has been executed and delivered by you and each of the other parties thereto. For purposes of this agreement, the term "definitive agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid. You further understand that (i) the Company shall be free to terminate you and/or your Representatives' access to the Evaluation Material at any time and to conduct the process for a transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any third party and entering into a definitive agreement without prior written notice to you or any other person), (ii) any procedures relating to such transaction may be changed at any time without notice to you or any other person and (iii) you shall not have any claims whatsoever against the Company or any of its directors, officers, stockholders, employees, owners, affiliates, representatives, advisors or agents arising out of or relating to the transaction (other than those against the parties to an Agreement with you in accordance with the terms thereof). Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of the Company.

    12. You agree that money damages would not be a sufficient remedy for any breach of this agreement and, accordingly, that the company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this agreement, in addition to all other remedies available to the Company at law or in equity.

    13. It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successor and assigns.


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         THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH
THE LAWS OF THE STATE OF NEW YORK.

         If you agree with the foregoing, please sign both copies of this agreement and return one to the Company, which will constitute our agreement with respect to the subject matter of this letter.


                            Very truly yours,


                            HUSSMANN INTERNATIONAL, INC.


                            By: /s/ J. Larry Vowell
                                ------------------------
                                J. Larry Vowell
                                President and Chief Executive Officer



Accepted and Agreed as of
  the date first written above

INGERSOLL-RAND COMPANY


By: /s/ Herbert L. Henkel
    -----------------------
    Name:  Herbert L. Henkel
    Title: Chairman, President and
           Chief Executive Officer











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